Exhibit 99.1

WHERIFY WIRELESS, INC.
PROMISSORY NOTE

February 22, 2006	$1,000,000.00

FOR VALUE RECEIVED, Wherify Wireless, Inc., a Delaware corporation (the “Borrower”), promises to pay to Stephen J. Luczo, or registered assigns (the “Lender”), the principal sum of $1,000,000 on demand at any time after six months after the date hereof, and to pay simple interest on the unpaid principal balance from the date of this Note until paid in full at an annual rate equal to 7.5% (seven and one-half percent per annum).

Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

Demand shall be made on Borrower at 2000 Bridge Parkway, Suite 201, Redwood Shores, California 94065, or its principal place of business in the State of California if different from such address.

The principal of and interest on this Note shall be payable at PO Box 66360, Scotts Valley, California 95066 in lawful money of the United States of America in immediately available funds and without set-off or counterclaim, free and clear of and without deduction for any present or future taxes, restrictions or conditions of any nature.

The Borrower waives diligence, presentment, protest and notice of protest, dishonor and nonpayment of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be performed wholly within California.

EXECUTED at Redwood Shores, California.

Wherify Wireless, Inc.

By:	/s/ Timothy J. Neher
Timothy J. Neher,
Chief Executive Officer